EXHIBIT 99.1

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of October 31, 2002, with respect to
(i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director of the Company; and (iii) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 200 S. Hoover Blvd., Building 205, Tampa, Florida 33609.

                                            Shares                         Percent of
Name                                  Beneficially Owned               Shares Outstanding
----                                  ------------------               ------------------
Stanford Venture Capital Holdings,
Inc. (1)                                   3,454,302 (3)                        66.7%

Deluxe Investment Company (2)                500,000                            13.7%

B.M. Milvain                                 127,764                             3.5%
Steven Katz                                        0                               0%
Batsheva Schreiber                                 0                               0%

All executive officers and
directors as a group
(3 persons)                                  127,764                             3.5%

------------

(1) Beneficial stockholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056.

(2) Beneficial stockholder is Ian Markofsky. Business address is 2700 Cypress Creek Road, Suite 103-C, Fort Lauderdale, Florida 33309.

(3) Includes 512,820 shares of Series A Preferred Stock as though converted on a 1 for 1 basis into common stock and 256,410 shares of common stock issuable upon exercise of warrants. Also includes the conversion and exercise of all securities that can be acquired within 60 days of the date hereof into common stock - 512,820 shares of Series A Preferred Stock convertible into 512,820 shares of common stock and the exercise of warrants to acquire 256,410 shares of common stock. Each share of Series A Preferred Stock is entitled to ten votes per share.